SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
                                                           Confirmation #1419708
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                                   SCOTTISH RE

                            Moderator: Scott Willkomm
                                November 4, 2005
                                   10:00 am CT


Operator:           Good morning and welcome to the Scottish RE Third Quarter
                    Earnings Release conference call. My name is (Tasha) and I will be facilitating the audio portion of today's interactive broadcast. All lines have been placed on mute to prevent any background noise.

                    After the speakers' remarks there will be a question and
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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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                    At this time I would like to turn the show over to Mr. Scott
                    Willkomm. You may begin your conference.

Scott Willkomm:     Thank you (Tasha). Good morning everyone and welcome to the
                    Scottish RE Group Limited Third Quarter conference call.
                    This morning I'd like to take this opportunity to introduce
                    (Dean Miller) who is our new Chief Financial Officer.

                    As many of you may know, (Dean) joined the Scottish RE senior management team in August after having spent five years with Swiss RE as Chief Executive of their Admin RE unit in London and before that as Chief Financial Officer of their global life and health unit. Before joining Swiss RE
                    (Dean) was a partner with Ernst & Young in New York.

                    At this point (Dean) will walk you through our prepared comments for the third quarter. (Dean)?

(Dean Miller):      Thank you Scott. Good morning everyone. As a slight
                    departure from the approach on previous calls, we will take the earnings release as read and focus our prepared comments on highlights on our financial results and business operations for the quarter. After concluding our prepared remarks we will take your questions.

                    There will be a recording of this call available after 1:00 pm today running through November 18. Instructions on how to access the replay are included in your conference call invitation with today's earnings release. Also a replay of the call can be accessed on our web site, www.scottishre.com.

                    Before we begin the quarter overview please keep in mind that certain statements that we make are forward-looking statements within the meaning


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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                    of the federal securities laws and management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied.

                    I'd like to begin with a summary of some of the more significant financial highlights for the quarter. Last evening Scottish RE reported net income available to ordinary shareholders for the quarter ended September 30, 2005 of $31.9 million or 66 cents per diluted ordinary share as compared to $11.6 million or 31 cents per diluted ordinary share for the prior year period.

                    Net income available to ordinary shareholders for the nine months ended September 30, 2005 was $66.9 million or $1.42 per diluted ordinary share as compared to $50.3 million or $1.35 per diluted ordinary share for the prior year period.

                    Net operating earnings available to ordinary shareholders was $32.6 million or 67 cents per diluted ordinary share for the quarter ended September 30, 2005 as compared to $18.8 million or 51 cents per diluted ordinary share for the prior year period.

                    Net operating earnings were $79.3 million or $1.68 per diluted ordinary share for the nine months ended September 30, 2005 as compared to $53.5 million or $1.44 cents per diluted ordinary share for the prior year period.

                    Net operating earnings available to ordinary shareholders is a non-GAAP measurement. We determine net operating earnings by adjusting GAAP net income available to ordinary shareholders by realized gains and losses in the change in the value of the embedded derivatives as adjusted for the related effects on the amortization of deferred acquisition cost and taxes.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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                    While these items may be significant components of
                    understanding and assessing the company's consolidated financial performance, the company believes that the presentation of net operating earnings enhances the understanding of its results of operations by highlighting earnings attributable to the normal recurring operations of its reinsurance business. However, net operating earnings are not a substitute for net income determined in accordance with GAAP.

                    On a quarter to quarter basis premiums earned increased to $467.9 million in Q3 2005 from $438.6 million in Q2 2005. In our North American traditional solutions business, new business production is at $106 billion year to date compared to a plan of $100 billion to $110 billion.

                    Our international segment premiums increased by $15 million over the prior quarter including the impact of updated reporting from a Lloyd's of London syndicate and a one time $9 million increase to premiums which was largely offset by a similar increase to total benefits and expenses.

                    As discussed at the last earnings call, the impact of the ING acquisition and the related purchase accounting adjustments that were made to that block make it difficult to accurately analyze the company's benefits and acquisition ratios. This has been especially difficult due to the accounting implications at the new business production split between 2004 and 2005.

                    Consistent with the prior quarter we have received further client reporting of actual new business production and completed our purchase accounting adjustments for this new business in the third quarter.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
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                    Also on our second quarter conference call, we gave guidance with respect to our benefits and acquisition expenses ratios excluding the acquisition accounting noise.

                    On a normalized basis we would expect our benefits ratio to range from 73% to 75% for the full year and our acquisition ratio to range from 20% to 22%. The sum of the two ratios should range from 93% to 96% for the full year 2005. Our quarterly and year to date ratios adjusted for the impacts of the purchase accounting are very close to these expected ranges.

                    On a reported basis our benefits ratio was 76.1% for the third quarter and on an adjusted basis for the acquisition accounting adjustments it was 74.6%. The benefits ratio for the nine months ended September 30, 2005 was 75.1%. The nine months figure evidences where this ratio is heading when one turns off the acquisition accounting noise in individual quarters.

                    On a reported basis the acquisition expense ratio for the quarter was 15.9% and on an adjusted basis for acquisition accounting adjustments was 17.1%. For the nine months ended September 30, 2005 the acquisition expense was 18.8%. Once gain a better indicator of the ratio at the acquisition accounting noise in individual quarters is dampened over the course of the year.

                    Our operating expense ratio which is the ratio of operating expenses to total revenues excluding realized gains and losses and the change of value of embedded derivatives for the last 12 months ended September 30, 2005 was 5.5%.

                    Operating expenses for the third quarter were approximately $6 million higher than the prior quarter. This increase is primarily attributable to professional fees incurred in connection with Sarbanes-Oxley. Costs incurred for


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                                                       Moderator: Scott Willkomm
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                    Sarbanes-Oxley for the third quarter were almost $4 million.
                    The higher than normal costs relate to the need to fully document and test the ING operations for the first time.

                    As we are in the process of migrating all of our back office operations to the ING platform, we feel that the Sarbanes-Oxley work was a valuable investment in ensuring that our future platform for our North American business is robust and well controlled.

                    We have also spent considerable time and effort addressing the issues related to the material weakness in our UK operations identified by management at the end of 2004. While there is still some work to be completed during the fourth quarter, we are very pleased with the progress made and feel confident that the internal control deficiencies identified have been fully addressed.

                    We also incurred higher costs in the third quarter as we continue to expand our corporate infrastructure in response to our recent and anticipated future growth. This includes a significant investment in depending our senior management bench in the U.S., Bermuda, and Windsor as well as a meaningful investment in enhancing enterprise risk management disciplines. Interest expense for the third quarter was higher than the second quarter resulting from an increase in interest rates impacting our floating rate debt.

                    As discussed in the last earnings call, on July 6 we issued 125 million non-cumulative perpetual preferred stock with a fixed rate dividend of 7.25% for the initial five year period.

                    During the quarter the company declared a per share dividend which is comprised of two components -- the stub period between July 6 and July 14 and the regular quarterly dividend of between July 15 and October 15. This


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                                                                     SCOTTISH RE
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                    preferred dividend of approximately $2.5 million is a
                    reduction of shareholder's equity but must be deducted from net income and net operating earnings per share for earnings per share calculations.

                    That completes my prepared remarks on the financial results of the company. I would now like to turn it over to Scott who will provide a more in-depth analysis of our business operations during the quarter.

Scott Willkomm:     Well thank you (Dean). In our North American traditional
                    solutions business as (Dean) mentioned, year to date new business production is about $106 billion which is on target for our '05 plan of between $100 billion and $110 billion.
                    This also compares quite favorably with the $64 billion we've produced in all of 2004.

                    New business in the quarter exceeds about $18 billion. And since the beginning of the year our in-force portfolio risk has grown by approximately $35 billion net of lapses in claims.

                    We quoted on 28 traditional opportunities and won 10 in the quarter. On a year to date basis this brings total quotes to 149 with 71 wins and compares well to last year in which we had 72 wins for the entire 2004 year.

                    Quoting activity has stabilized now that the burst of new business activity in the immediate post-ING acquisition period has returned to normalized levels. On a year to date basis we have declined to participate in 41 quoting opportunities and substantially all of our 37 losses were a result of price.

                    In terms of mortality experience in the quarter, mortality experience was consistent with our expectations on both the claims count basis as well as the average claim amount basis.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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                    As (Dean) alluded to, the integration of the ING RE
                    acquisition continues to progress with great success. As we speak our Denver team is in the process of moving into permanent quarters in downtown Denver and we are well on the way to migrating all of the company's North American traditional life, RE, admin, and operations functions from Charlotte to Denver. It is anticipated that most of this migration will be completed by mid-December.

                    In addition we are in the latter stages of merging the old Scottish RE admin system into the newly enhanced Sage admin system that was acquired in connection with the ING transaction. Our IP and operations teams have worked tirelessly over the past six months to enhance the Sage platform and prepare it for this migration.

                    In Sage we have one of the most sophisticated life, RE, admin systems in production today. And we anticipate that by merging the old Scottish RE system into Sage we will not only have enhanced admin capabilities but we will have a platform upon which we can scale our business in the most efficient fashion.

                    In connection with the integration of the ING acquisition, we did spend approximately $3 million on Sarbanes-Oxley implementation. This is largely a non-recurring expense that is non-operating in nature since it was specifically tied to the acquisition of the ING business.

                    Since we are building our operations center in Denver we also thought it was important to go beyond the mere letter of the Sarbanes requirements and instead invest in building a world class internal control structure.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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                    Finally, our dedicated securitization team is hard at work on a series of transactions that will enable us to refinance the XXX reserve facility that ING provided the Scottish RE in connection with our acquisition of that block.

                    No new business was written in the financial solutions line this quarter and our GAAP reserves in that business remain unchanged from last quarter at approximately $3.5 billion.

                    The outlook for interest rate in the U.S. however is changing the likelihood that our customers will seek reinsurance for their asset sensitive products. We anticipate that as rates rise another 50 to 100 basis points over the next few quarters, activity in this product line will increase.

                    Yet despite the meaningful change in rates this quarter our disciplined asset liability management approach has been effective in allowing Scottish RE to maintain growth spreads on our fixed annuity book of business. On a same store basis growth spreads on fixed annuities which is the largest part of our financial solutions business decreased to 1.61% from 1.64% in the prior quarter and 1.65% in the second quarter of 2004.

                    Over the past year the yield on the assets backing these transactions dropped by eight basis points reflecting the investment of new premiums and net cash flows at market yields that are lower than portfolio yields. By the same token crediting rates decreased by four basis points.

                    In our international business premiums in the quarter were approximately $42.9 million which is an increase from the $27.9 million recorded in the prior quarter. As (Dean) indicated, the third quarter figure includes an adjustment related to our Lloyd's of London syndicate.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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                    While it's taken longer than we would have liked we are
                    building earnings power in the international segment once again with some of our new business activities. During the third quarter we started realizing the beginnings of this growth as we wrote several significant UK protection treaties and the current pipeline is very strong.

                    While this new business production is a few quarters behind the expectations we had in our 2005 plan, we are very encouraged about our market prospects as we go into early 2006.

                    On October 20 Scottish RE announced that it had been granted a license to establish a rep office by monetary authority of Singapore. In addition we announced on that date the appointment of (Andrew Linput) as Asia Pacific Regional Director.

                    You will note that this is Scottish RE's first step in establishing a physical presence in the Asia Pacific region. For several years now we have provided life reinsurance capacity to clients in Asia through the London market.

                    And with this enhanced commitment to the region we expect to enhance our ability to service existing clients while providing Scottish RE with access to an expanding universe of high quality business opportunities in one of the world's fastest growing life reinsurance markets.

                    Singapore will serve as Scottish RE's Asia Pacific regional hub, focusing on life reinsurance business in principal markets such as Japan, China, India, Korea, and Australia.

                    Now let us turn our attention to earnings guidance. Our guidance for fiscal '05 had historically been $2.75 per share to $2.95 per share for the year.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
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                    While higher than expected claims in the second quarter
                    negatively impacted our earnings in the quarter to the tune of 24 cents per share, as we indicated last quarter there has been no change in the underlying fundamentals of our business in earnings power of the company.

                    Accordingly we did not and we do not expect to change our outlook for growth in new business profitability. Furthermore, other than adjusting for that mortality shortfall last quarter we don't expect to adjust our guidance range and we aren't doing so. In other words, our revised guidance for fiscal '05 remains at 251 to 271 as we mentioned to you on our last call.

                    Since the company's reported net operating earnings of about $1.68 per share for the first three quarters, we expect that the company will earn between 83 cents and $1.03 per share in the fourth quarter of 2005.

                    We look forward to seeing many of you next week at the Bear Stearns mid cap conference in New York. Information about joining our presentation which is scheduled for Monday afternoon via web cast will be posted later this afternoon.

                    I'd like to conclude today's prepared remarks by saying that all of us at Scottish are excited about our prospects for the rest of the year and beyond. In addition to a very strong showing in terms of our net operating earnings per share this quarter, we're very pleased with the continued growth in fully diluted book value per share and return on equity which is some of the most important financial metrics of our long term success.

                    And we thank you for your continued support and interest in the company. At this point we will open up for questions. Operator?


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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Operator:           As a reminder, to ask a question press Star 1 on your
                    telephone keypad. We will pause for just a moment to compile the Q&A roster.

                    Your first question comes from Saul Martinez of Bear
                    Stearns.

Saul Martinez:      Hi, good morning. Thanks for the plug on the Bear Stearns
                    small cap conference Scott. But I have a couple of questions. One, on your capital plans, how are you looking at the question of hybrids versus common equity and what do you think your capital needs will be going into '06?

                    And then secondly I wanted to drill down a little bit on the new business production in the quarter. Obviously year to date it's been stronger than what you guided to last year but it was, you know, by my - I think you said it was $18 billion in the third quarter which is down. You won 10 of 28 opportunities and the portion of business you quoted on that you won came down.

                    Can you talk a little bit about how we should look at that number going forward? Is $18 billion a better run rate on a normalized basis or do you think that's a little bit light given what you expect going forward?

Scott Willkomm:     Okay maybe we'll start with the capital question first and the use of hybrids versus other forms of capital. As you know we have been an active user of hybrids as I guess many other companies have been over the past couple of years.

                    When we look at capital we look at a couple of things. We look at obviously our new business growth and the necessary consumption of capital to support that new business growth. We also look at as measurements both our capital


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
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                    ratios be it on various debt to capital levels, risk based capital levels and the like.

                    But we are also very focused on other ratios as well such as interest coverage ratios which I think are very important. And we try to balance between the two and achieve targets that we set for ourselves internally or that rating agency expectations may, you know, may be.

                    So when we look at using hybrids, one of the most important factors is looking at the interest coverage ratio and the impact of the use of hybrids on that number.

                    I also think that - my sense is that while the rating agencies have always focused on both capital ratios in terms of leverage but also focused on interest coverage ratios, more recently with the prolific I guess use of hybrids there has been more focus on coverage ratios especially in the aftermath of Hurricane Katrina where I think many companies at least contemplated -- may not have actually gone down the path -- but many companies contemplated addressing their capital shortfalls via the use of hybrids.

                    And I believe, and I think it's probably shared by some of our compatriots in the industry both in the life and the non-life industry that we and the rating agencies collectively are looking more strictly perhaps or with a greater focus on coverage as well as on leverage.

                    So that's a long way to say that from our point of view we think that the use of incremental hybrids today is probably not the most appropriate capital instrument, you know, just by itself, perhaps in conjunction with some other forms of capital that may be an appropriate mix.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
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                    So when we're looking at our capital plan which we're in the process of finalizing over the next several weeks for the 2006 year, we are looking at obviously most importantly our new business activities and the capital needs that will drive. But also the mix of capital comes out of our analysis of coverage and leverage.

                    And as we look at it today, and I think this is a little bit different than what we've said in the past in one respect, I think that our view is that we would anticipate using less hybrids than we had thought about in the past because of this I think more heightened scrutiny that's being placed on interest coverage or cash coverage if you will.

                    Now that does not change what we've said in the past about equity. We have always said that equity was in our near future and we even sort of rolled back the clock to last year, this time last year, the beginning of the new year. We articulated a capital need for '05 of somewhere on the order of $200 million. To date we have raised $125 million in a hybrid fashion which counts effectively as about $100 million because of the capital credit one receives.

                    We clearly have some excess capital on the balance sheet and we've been putting that to use. And as we look at some of our year end activity and first quarter activity we're trying to sharpen our pencils on the finer points of the capital raise. But I think we've been very clear that it is a timing issue for us as opposed to a yes or no issue, do you raise capital or not.

                    It's clearly the case that we've grown significantly during the course of this year. And as you can see we're growing on a pace that is faster than what we had originally anticipated and doing that at attractive margins. So from a capital perspective that's - those are all the factors that we take into account.


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                    With respect to the new business activity, clearly we had --
                    and I think we've mentioned this on a number of occasions -- in the beginning of the year most notably the first quarter, a little bit in the second quarter as well. We had, you know, a waterfall of business that came to us in the aftermath of the ING transaction.

                    Our originally anticipated expectation if you will for just regular way new business ex-ING would have been something probably in the $80 billion to $85 billion range. So when one looks at the $18 billion in the quarter, first of all I'm not sure that says anything quite frankly per se about new business production since the fourth quarter tends to be the most robust period, you know, ex sort of this acquisition effect.

                    But I think that we just in terms of underlying growth would have anticipated seeing something that would have suggested that $18 billion is at least on track if not ahead of track. So that looks like we're going to be probably pulling in somewhere close to $120 billion to $130 billion for the year which is at least 20% more than our already inflated or, you know, acquisition inflated number.

                    So with respect to quoting activity, at the end of the day the key thing for us in terms of winning quotes is achieving our pricing objectives and our, you know, risk appetite if you will for that business. So we are not going to chase business for volume. We will pursue business that yields the most attractive return on capital with the most appropriate
                    - within our risk appetite if you will.

                    So one quarter's volume, you know, I'm not sure is particularly indicative of anything in terms of quoting activity. Most of the quotes we win quite frankly this year we will only see production for, you know, in the next 12 months


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                    time. That doesn't really even impact this year's - this
                    quarter's activity. So is that helpful?

Saul Martinez:      No that's very helpful Scott. It's a very thorough answer.
                    Just going I guess back a little bit to the capital plan, you know, it sounds - as you indicated it sounds like maybe you're more disposed obviously to common equity as opposed to hybrid securities for the reasons you said. It sounds like you have less capacity for hybrids given the focus on interest coverage.

                    But I guess, I mean, in terms of timing of getting those capital plans, is it fair to say, I mean, you're sharpening your pencils. Is it fair to say next quarter we'll have a little bit more clarity on what exactly those might be?

Scott Willkomm:     Well I think so, even with greater clarity than that. I
                    think as we've indicated in the past, it would be highly surprising to I think us and probably highly surprising to the investment community that we would not be in the capital market at the latest by end of Q1, you know, timeframe.

                    So, you know, between now and then quite frankly as we sharpen our pencil and look at what our new business production is both our year end activity, occasionally there's a lot of year end activity that either comes in December or January as the case may be. As we get a very good sense of where that's coming in, it will really drive timing.

                    And you're absolutely right on the common equity front. That's where we've always been angling if you will. Not angling I should say but focused. Core capital, we had the opportunity on a couple of occasions over the course of the past few years including this summer to do hybrid capital that had a lower cost of capital than equity.


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                                                       Moderator: Scott Willkomm
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                    In fact you might note that our perpetual preferred offering was the most efficient in terms of dividend level for any company I think of any rating almost other than perhaps the Met Life guys.

                    So, you know, we will take advantage of managing the progression of our return on equity as well as book value per share and of course earnings into those thoughts.

Saul Martinez:      Okay, all right, thanks a lot Scott. It was a very complete answer.

Operator:           Your next question comes from John Nadel of Fox-Pitt.

John Nadel:         Hi Scott.

Scott Willkomm:     Good morning.

John Nadel:         Just a question on the - I've got a couple of questions but the question I guess to start on the guidance. I guess it's a pretty wide range for the fourth quarter. And just thinking about, you know, the movement of the tax rate and how that impacted things this quarter or maybe even this year relative to, you know, original thoughts as '05 guidance was kind of played out.

                    Can you give us a sense for maybe what you're thinking about with respect to or what we might expect on the tax rate for not only maybe just the fourth quarter but also, you know, thinking about that going forward too?

Scott Willkomm:     Sure.  I think that ...

John Nadel:         I know it's a tough one.


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Scott Willkomm:     Yeah, no that's okay. I think there are actually two
                    questions that you're asking in some respects. The first question at least that I heard was, you know, yes you're absolutely correct. The range is relatively wide. And I think the reason it is wide, one of the key drivers of why it is wide is because we have a lot of pending activity in the securitization of some of the ING risk. And that can have some meaningful impact on the result for the year.

John Nadel:         And when you say Scott, that can have some meaningful
                    impact. That's positive impact, correct, because
                    (unintelligible).

Scott Willkomm:     That is correct, that is correct. That allows us to drive
                    towards the higher end of that range as opposed to - yeah.
                    And so that's - and quite honestly, you know, that is, you know, there are a lot of moving parts involved in those, many beyond our control, you know, putting regulators calendars and the like.

John Nadel:         Understood.

Scott Willkomm:     So we're not letting grass grow under our feet there but,
                    you know, that is just a matter of fact that bakes into the Q4.

John Nadel:         No that's very helpful, absolutely.

Scott Willkomm:     Yeah so, you know, with respect to the tax rate, it is - I understand it's challenging quite frankly for one to project the tax rate in any given quarter. And in some respects it's difficult for us to do.

                    As we prepare our business model for a given year we build in certain assumptions. But that can change obviously as certain circumstances change in some of our higher tax subsidiaries, most notably the U.S., to a certain extent the UK, and to a lesser extent in Ireland.


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                    For example, losses on mortality for example in the second quarter drove the benefit a bit up if you will in the North American space. That had clearly an influence on where the tax rate came out on a Q2 basis and even quite frankly how it influences us on a year to date basis.

                    I think it's probably fair to say based upon what we see right now, once again the securitizations can, you know, influence the tax outcome as well as one is in effect recapturing business from different parts of our organization with different tax rates and then effectively reallocating them to different jurisdictions with different tax rates.

                    We saw that for example on the first quarter with our (unintelligible) RE transaction where we took business from higher tax rate environments in part or lower tax rate environments rather, recaptured them into a higher tax rate environment.

                    So that being the case, all that being the case, we would anticipate that there will be a modest tax benefit coming through the end of the year that could be impacted to a larger extent by the securitization activity that runs through the fourth quarter. So those are somewhat going hand in hand.

                    The - in terms of '06, the tax benefit if you will as a - on an operating basis when one takes out the impact of things like the (Digby) 36 adjustment, realized gains, losses on securities and the like, has been in general coming down. In other words the benefit has been getting smaller relative to pre-tax income. And we would anticipate that continuing to be the case.

                    We had thought that we would be perhaps in a slight positive position in terms of positive tax rate in 2005 but we were able to more effectively structure the


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                    ING transaction from a tax perspective than we had
                    anticipated when our original models were prepared. So taking advantage of those opportunities made a lot of sense to us because that's real economic savings for the company.

                    The key thing for us is how much business is originated into different tax jurisdictions. And as our international business is growing, you know, relative to the organic growth in the U.S., granted it's much smaller but it's growing at a faster rate. A lot of that business is getting written into lower tax jurisdiction entities such as our Irish operations. So that will have an influence as well.

                    At the end of the day it's profitable business that we're writing so in many respects we would anticipate the tax benefit at some point decreasing to where it turns to a positive tax expense although it has not happened as quickly as we would have originally forecast.

John Nadel:         That's extremely helpful. Thanks for that. And then just
                    following up maybe on one of Saul's questions on the quoting activity Scott. You know, in terms of your comment about achieving pricing objectives, I guess if - I could interpret that or one could interpret that to mean that perhaps it's getting a little bit more competitive.

Scott Willkomm:     No not necessarily. You know, anecdotally in a given quote you might see a slightly greater degree of competition from one of your competitors than, you know, you would see in another quote. And some of that may be based upon historic relationships and the like.

                    So I think one of the nice things that we have experienced and I'm sure our competitors have experienced as well over the past couple of years, recent


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                    years, has been a relatively high level of consistency among reinsurance pricing. It's not as irrational perhaps as some pricing was at the end of the 90s and even the first couple of years of this decade.

                    We also have a - and I know that some of the direct companies have suggested that they're not very happy with this. But there's been a much greater consistency and rigor if you will in things - in the context of terms of trade of reinsurers. And it's probably overdue in many respects although I know our customers are probably not totally enthused with some of those initiatives.

                    Our view on pricing is it's robust across the industry. It is consistent, it is informed by, you know, ever increasing better data sets that we all have in our possession. And, you know, really no complaints per se about the pricing environment whereas had you asked the question four or five years ago you would have probably gotten some different - a different answer.

John Nadel:         Understood. All right, thanks very much Scott. Thanks for
                    the complete answers. I'll let somebody else take a shot.
                    Thanks.

Scott Willkomm:     Thanks.

Operator:           Your next question comes from (unintelligible).

Man: Hi good morning. Could you update us on I guess the year to date actual to expected mortality? And in the Asian operations, you know, how significant is the up front cost here, how quickly can you, you know, offset that with ongoing premiums and revenues? And any thoughts about ongoing concern of aggressive underwriting by primary companies in this market?


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Scott Willkomm:     I think maybe back to front Jeff. I think that, you know,
                    we're always being very diligent about underwriting, you know, trends, standards, etc. by primary companies. We are very, very active, you know, emphasize this -- very, very active in auditing our customers. You know, our underwriting and claims audit teams are effectively road warriors who are out spending time in our customers' shops reviewing the activity.

                    And quite frankly before we quote on business they're evaluating the quality of the underwriting shop. And we score those internally, we rate them effectively internally, and that is a factor in how we look at pricing the economics of the transaction. So we're very, very focused on that for the reasons that your question implies.

                    With respect to the Asian operation, we are - we're not spending a ton of dough although I will note that we already generate a reasonable amount of premium from Asia that comes through the London market. And some of the servicing of that premium will be migrating to Singapore from London and that will have some incremental efficiency over the not very long term.

                    Secondly we are - even though we're not, you know, officially opening our doors until the first of the year, we are already actively looking at some very attractive new business opportunities. And we are leveraging the infrastructure that we have throughout the group such that we can do our expansion into that market in a very, you know, productive and profitable fashion.

                    With respect to the year to date mortality, (Cliff), do you want to make a comment or two here?


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(Cliff):            I have to say that, you know, as Scott mentioned before, the quarter to date mortality is in line with expectations. Unlike quarter two we did not experience the large number of very high claims in the third quarter that we did in quarter two. So again, you know, mortality is pretty much in line with expectations.

Man: Okay and Scott if I could follow up on the underwriting issue, as you've done the auditing, you know, how many situations have you found where there's reason for concern? Is there any overall trend or, you know, any issues (unintelligible) by company basis?

Scott Willkomm:     I think - obviously Jeff we're not going to drag out
                    individual companies' dirty laundry in this forum. But there are only a very small - you can count them on one hand of companies where we have identified in our - in the context of our audits, you know, some things that we weren't too keen on. Quite frankly I think in almost all cases those companies are seeking to remedy those deficiencies.

                    You know, the way our audit process works, and this is the same for our competitors I think as well, our team will go in, they'll do their evaluation. They will then prepare a report, sit down with the customer and their representatives and go through it sort of like an exit interview process. The customer will have the opportunity to respond to some of the comments we're making.

                    Occasionally we find some things that need to be rectified just, you know, sometimes you find out people aren't dead who you thought were. Or, you know, something may have been, you know, done just accidentally and those can just get corrected in a rather quick fashion.


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                    I happened to read on the plane the other day the audit of one company who's an excellent organization. There was a $2000 difference on a very, very large (Trevy) relationship. And, you know, so but we try to get down into the details there and we try to audit, you know, the vast majority by volume of our business in a given year.

                    And I think our customers find value in that because quite frankly many of them are on the risk to a certain extent as well. And, you know, in this concentrated environment of short number of reinsurers, you want to maintain a high level of candor with your business partners.

Man:                Okay great, thank you.

Andrew Kligerman:   Hello?

Scott Willkomm:     Yes please?

Andrew Kligerman:   Oh okay, you've got it. The operator didn't come through,
                    it's Andrew Kligerman. First Scott on the tax benefits, I'm still not 100% clear on it because it added about 20% to pre-tax income. So maybe at a later date maybe you could map this out or graph out what exactly is going on. So that's part one. Part two -- just a request there.

                    Part two, just want to get a sense of where you are on capital. At year end your RBC or your S&P CAR ratio or actually maybe even more recently, you've got about $1 trillion in force. You've got over $7-1/2 billion in assets. Could you give a sense of RBC and the S&P CAR ratio?

Scott Willkomm:     Well we don't do any IC RBC for other than our operating
                    subsidiaries that operate in the U.S. And those are both as of the two major subsidiaries in the


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                    U.S. were in excess of 250 RBC as of September. With respect to the S&P ratio, we're well in excess of the S&P ratio. One of the things that ...

Andrew Kligerman:   Which ratio?

Scott Willkomm:     The S&P ratio which is a customized ratio specific to the
                    organization that takes into account ...

Andrew Kligerman:   You know, just - what would your - in excess of what number on S&P CAR?

Scott Willkomm:     Well the point is the S&P ratio that is used for us is a
                    customized ratio. It's not the standard ratio because there are certain factors taken into account for our overseas business as well as the unique animal of our negative seeding commission which has the effect of counting as capital. And so that would be - it would be hard to draw a comparison to their published ratios because it is in (unintelligible) same animal.

Andrew Kligerman:   Got it, and then on the RBC then, your excess of 250. But I think a lot of AA companies have 350 so is that what you're aiming for, 350?

Scott Willkomm:     Well the minimum we maintain in our regulated subsidiaries in the U.S. will be around the 250 level. That's the minimum that we maintain. We may end up having greater amount than that of course but that's the minimum that we maintain. And, you know, so that - we don't in an individual regulated subsidiary necessarily have a target other than to be in excess of the minimum.

Andrew Kligerman:   Okay and then just shifting over to the ratios because they kind of threw me off a bit this time again because I thought that the - let me first start with the ING accounting issue.
                    Can you refresh us on what exactly happened in


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                    the second quarter and why maybe to some degree it recurred in the third quarter which is what I understand your new CFO was just saying?

Scott Willkomm:     I think that you're mischaracterizing this as an accounting issue. The key factor, and it's the same thing we explained last quarter, is allocating the new business premiums between those that were issued - underlying policies that were issued prior to the date of acquisition which was December 31. So anything issued in '04 versus anything issued in '05.

                    We at the beginning of the year made an estimate of the premium that was issued in '04 versus '05. '04 is accounted for under purchase GAAP accounting rules.

                    As we received increased information from our customers on a policy level basis we got more info in the second quarter and we made an adjustment for the allocation between '04 issues versus '05 issues which is a geographic issue on the income statement. And that was roughly in the aggregate something on the order of about a $15 million reclass.

                    In the third quarter we had some stragglers vis-a-vis giving us some detailed information so we had about a $7 million reclass. At the end of the day it's reclassification between '04 issue year and '05 issue year. So if you do one of two things, and you can take two analytical approaches here.

                    One which is difficult obviously for folks on the outside world to do is to, you know, make these reclasses unless we sort of walk them through with you to give you a sense of what the normalized ratio is. Quite frankly the easier way is looking at the past nine months ratio which is going to remove some of that noise in terms of what's allocated on an individual quarter basis.


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                    So if you look at the benefit ratio for the quarter, it's
                    75.1, more consistent if you will with the type of guidance at the high end of the guidance we gave. But then again the acquisition expense ratio is a little bit below the guidance, about 18.8 on a year to date basis.

                    And if you look at the normalized numbers quite frankly, normalized in the quarter was 74.6 on benefits and 17.1 on acquisition expense. Comparing that to the nine months, relatively consistent with where the nine months is coming out.

                    So one of the great things will be after the end of this year we won't have that type of noise from P-GAAP, from purchase accounting. So we understand the frustration with the analytical side of this if you will, but, you know, trying to give some guidance and explain why there's noise in that particular number.

Andrew Kligerman:   Maybe Scott you could help me, you mentioned the Sage
                    administrative system and how efficient it is. Could you maybe talk about how that might help avoid these errors?

Scott Willkomm:     These are not errors Andrew.  I think ...

Andrew Kligerman:   (Unintelligible).

Scott Willkomm:     These are not errors. The Sage quite frankly is dependent
                    upon, as any admin system is, the information that comes in from customers. So when customers give us information initially it's done on a summary basis. At a latter date we will get electronic policyholder level data. We have upwards of 14 million individual policy records for each of the underlying pieces.


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                    So as we get that data from the customers we can update
                    these - the estimates that we make from the summary data that they provide us. So the Sage is an admin system that is dependent upon the information that comes from our customers so it is not the oracle.

(Dean Miller):      This is also a very unusual circumstance in trying to
                    predict a split between one year and the other year at the very beginning after a recent acquisition. And typically that split between issue year doesn't matter because it goes into the same categories. But the P-GAAP was just a very unique, one-time circumstance.

Andrew Kligerman:   Okay, I mean, it - I guess in the end it's - you're
                    dependent on some of the volatility in your clients and their reporting regardless of what system you have. And I'll keep my eyes on the mortality going forward when the numbers are clear. Thank you.

Scott Willkomm:     Yeah, well I think also Andrew your comment on mortality, we have to remember that the benefits ratio, one of the largest pieces is change in reserves which isn't necessarily directly driven by changes in mortality. So unfortunately, you know, our reported benefit ratio in the second quarter in our worst mortality month was low. A lot of that has to do with somehow - the effect of the reserve change.

                    So but yes, we are and I think we've talked about this in the past in public forums and the like, we are dependent upon data from customers. As (Dean) mentioned it's usually never an issue except in the context of an acquisition where one needs to allocate between one basis of accounting and another basis of accounting. So but we appreciate your attendant eye on this.

Andrew Kligerman:   Okay, talk to you soon.


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Scott Willkomm:     Okay.

Operator:           Your next question comes from Al Capra of Oppenheimer.

Al Capra:           Thanks, I'll try to be quick here. Just in terms of the
                    international business, I mean, that really appears to be one of your future growth engines. Do you see any catalysts in the near to intermediate term that can really get that engine started?

Scott Willkomm:     Yeah well I think there are two major catalysts Al and we
                    talked about it a little bit in our comments. One, the UK market is really quite important to us. And we haven't publicly announced it just yet but because literally we haven't had the time to write the release and we will do so.

                    We have recently added a deputy CEO in the UK. (Dave Hal) joins us from Swiss RE where he was in charge of pricing for Swiss RE out of Zurich. (Dave) is, you know, extremely well known also in the UK market where he spent quite a fair bit of his career before moving to Switzerland. Eight years in total in that market running the pricing shop at Swiss RE who is the market leader. So we are very happy to have
                    (Dave) join our team.

                    The UK as is the case with all of the key markets in which we see great opportunity, is influenced - the big catalyst is regulatory change. Most recently the regulatory change that's impacted the UK was the introduction of the individual capital assessment framework, effectively an economic capital framework for looking at one's statutory solvency.

                    And it was introduced last year. It will be phased in effectively over a period of years. Companies are now looking at the relevant capital and reserving


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                    bases under this new framework and that is changing how
                    companies look at the utilization of reinsurance.

                    Secondly, in the very near term in that market there are basically nine guys in the market competing including ourselves of which four are some of our principally non-life brethren who have been actively pursuing the - some of the annuity business and some of the protection business.

                    With the opportunities in the non-life space and the post-Katrina market or post-Katrina non-life market, it would not be entirely surprising to us to see some of our competition in that market a little bit more focused on their non-life book of business.

                    The other key thing - theme that's coming through is the FSA is beating the pots and pans regarding diversifying counter party exposure, specifically with respect to the use of reinsurers. And historically business in the UK was done, maybe there was one reinsurer, maybe there was a second one taking a small sliver.

                    But now the FSA -- well actually for some time this has been an under current in the market -- have been encouraging diversification and have been providing some guidance to that effect. So there are a lot of regulatory catalysts helping to drive activity in that market and we have enhanced our capabilities in terms of personnel in that shop to pursue those activities.

                    The other piece is Asia. We already do a fair bit of business in Asia through the London market. I think we all know what's going on in Asia from an economic catalyst standpoint. We also have regulatory catalysts. In Japan which is the biggest life insurance market other than the U.S., there's only a 1% session rate.


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                    However we have some significant changes going on. You've
                    been reading in the paper recently about the privatization of the (Compo) which is the postal service financial scheme which includes half of all life insurance that is sold in Japan. This governmental entity is being privatized. It's a big cause, celeb for U.S. life companies who are active in the primary market we believe will create incremental opportunities for reinsurers in that market.

                    Secondly there are the regulation of - the unregulated mutual sector in Japan which is called the (Keusi) sector. That is rapidly progressing opportunities in the market. As well as a market that we don't specifically play in but is once again influencing capital utilization is the reserving for variable annuities that have been sold in Japan.

                    We see similarly the evolution in China of a regulatory regime that is, you know, currently relatively closed to, you know, to western reinsurers but is rapidly opening up if you will. So we think it's very important to be on the ground in the market as these opportunities develop. We've exhausted in many respects our ability to generate this through, you know, the London market channel.

                    And longer term probably more on a three year horizon with the roll out of Solvency II in Europe, we anticipate that markets such as Germany, France, Spain, and Italy will be quite attractive markets for many types of financial services providers.

                    You can read in the paper today about how the private equity guys are very active in Germany in the financial services and insurance sectors today. Inevitably we will see the same type of activity come through the reinsurance


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                    space as well as probably general capital markets activity as Europe puts the insurance industry on a new capital footing.

                    So regulatory catalyst is one of the principal drivers here and that's just a flavor of some of the ones that we anticipate coming down the pike.

Al Capra:           That's great, great color, thank you.

Operator:           Your next question comes from Jeff Schuman of KBW.

Jeff Schuman:       Just a clarification -- I think I followed most of your
                    answer to John's tax question but I wasn't quite sure if we got to a bottom line for '06. Is the '06 you think going to be positive or negative?

Scott Willkomm:     I think Jeff it's - in some respects it's difficult to tell right now but I think it will be probably a slight benefit.
                    A lot of that will be driven by some securitization activity
                    I think at the end of the day.

Jeff Schuman:       A slight benefit in '06?

Scott Willkomm:     Right.

Jeff Schuman:       Okay and then on - back to the capital issue, obviously
                    you're still working on your capital plan. But in terms of an equity raise, should we think of sort of $100 million maybe as being the floor and that it could be larger to the extent that you see a lot of growth opportunities? Is that kind of the right way to think about it?

Scott Willkomm:     Yeah, I think - in all candor, I don't think anyone gets out of bed for less than $100 million these days.


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Jeff Schuman:       (Unintelligible).

Scott Willkomm:     The - I think that would be the, you know, the sub-floor
                    probably.

Jeff Schuman:       Okay so, I mean, would it take $100 million just to kind of fill out the balance sheet for growth that you've already realized or would that actually finance any additional growth?

Scott Willkomm:     I don't think it would finance a ton of additional growth
                    Jeff. I think I would be definitely looking something more to the tune of the 200 mark, you know. And then it's really a question of the growth outlook quite honestly.

Jeff Schuman:       Right, right. Okay and then I was wondering, kind of an
                    ongoing issue, if you can give us your latest take on primary company behavior. I think some of your competitors are still holding pretty firmly to the view that primary retentions aren't changing very much. Sometimes we get a different perspective from the primaries. What's kind of the
                    - your up to the minute take on retention strategies?

Scott Willkomm:     The up to the minute take. We do believe that in general
                    primary companies are retaining more risk. I'm not sure it's going to be, you know, I mean, we have some, you know, different outlooks here and there and everywhere because a lot of this is anecdotal evidence.

                    You know, we've spent a lot of time talking with our sales guys who are obviously out in the field. We've spent a lot of time talking with some of our competitors, you know, casually about their views with respect to this.


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                    I personally think we're going to see companies retain more risk in the near term. Some will do it under the, you know, sort of guise of, you know, they have excess capital, reinsurance rates are high, they can incrementally leverage that excess capital for a period of time.

                    The second piece is some companies are thinking about there may be alternative means a la securitization and other types of things that they can access directly. We've seen a few anecdotes of that. And inevitably we will see a few more of those. There are enough investment bankers running around the industry today that I would hope that there would be a bit more to show for their effort.

                    Thirdly, I think that we have probably a situation where the life companies are actually starting to pay more attention to the life insurance business again. So I think that as companies look at their longer term role as financial services providers, you see some companies actually starting to pay more attention to actual life insurance risks than some of the other businesses that have been their areas of focus for the past.

                    Now I think some interesting developments we see going forward as well, I think this may be somewhat of a temporary phenomenon for a couple of reasons. Let me give you a few that we're observing.

                    One, I think we might all agree that we are going into a credit crunch over the next three years. If you look at a variety of prognostications out there, we are coming through probably one of the most rosy credit cycles and starting to go, you know, back up the hill to where credit will get more expensive and more difficult to obtain.

                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
                                                           Confirmation #1419708
                                                                         Page 35


                    So the means of financing things like XXX reserves using lesser expensive letters of credit or similar types of facilities is going to get more expensive and there may not be as much capacity out there as the banks start to pull in their horns. We've seen that happen in the past through other credit cycles.

                    Second, the likelihood of companies retaining more risk also exposes them to a greater degree of mortality volatility. And I think we all know that direct companies have not had to contend with significant amounts of mortality volatility for a very long time because they have seeded very large portions of their term business over the years.

                    And we've anecdotally seen at least one company that had retained more risk in recent history experience some challenging mortality periods and seek to lay off some of the business of the market.

                    Thirdly, as securitization becomes more efficient in terms of cost and structure for reinsurers, eventually we may be able to pass on some of those cost savings to our customers and be even more competitive on a pricing basis than, you know, as an industry were in the past.

                    So, you know, we in our experience see securitization slowly but progressively getting a bit more efficient from a cost perspective. And over the next 18 to 24 months that's likely to, you know, continue.

                    So you have a number of different factors coming together to I think change what is probably a short term phenomenon. But we actually think people are retaining more risk. More guys are going to an excess basis. We see changes in retentions. Yet on the flip side we've been able to grow our business quite substantially in that type of a marketplace.

                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                            11-04-05/10:00 am CT
                                                           Confirmation #1419708
                                                                         Page 36


Jeff Schuman:       Okay, thanks a lot.

Operator:           ... then press Star 1 on your telephone keypad. At this time there are no questions.

Scott Willkomm:     Well at this point we would like to thank everyone for
                    joining us today and we look forward to speaking with you in about three months. Take care.

Operator:           Thank you. Ladies and gentlemen this concludes today's
                    Scottish RE third quarter earnings release. You may now disconnect.


                                       END